                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
F&C/Claymore Preferred Securities Income Fund Incorporated:


We consent to the use of our report dated January 23, 2003, incorporated by reference in this Registration Statement, and to the references to our firm under the captions "COUNSEL AND INDEPENDENT ACCOUNTANTS" and "FINANCIAL STATEMENTS" in the Statement of Additional Information.

Boston, Massachusetts
April 14, 2003